EXHIBIT 4(g)

NUMBER SHARES

Incorporated under the laws of the State of Connecticut

CBC BANCORP, INC.
128 Amity Road, Woodbridge, Connecticut

PERPETUAL PREFERRED STOCK
Without Par Value

Third Series
Nonvoting, Cumulative, Convertible,
Floating Rate, $10,000 Stated Value

     This certifies that __________ is the owner of record of _____ shares of the Third Series (Nonvoting, Cumulative, Convertible, Floating Rate and having a Stated Value of $10,000) of the Perpetual Preferred Stock without par value of CBC Bancorp, Inc. (the "Corporation"), a Connecticut corporation, transferable on the books of the Corporation by the holder thereof in person or by his duly authorized attorney, upon surrender of this certificate properly endorsed.

     The Corporation will furnish to any shareholder, upon request and without charge, a full statement of the designations, terms, limitations and relative rights and preferences between the shares of each series of Preferred Stock without par value as far as the same have been fixed and determined and the authority of the Board of Directors to fix and determine the relative rights and preferences of subsequent series thereof.

     WITNESS the seal of the Corporation and the signature of its authorized officers, affixed December 28, 1994.



(Corporate Seal)


Title:    Corporate Secretary,
     Treasurer or Assistant to either


Title:    President